Exhibit 99.1
For Further Information Contact:
Douglas W. Dougherty
Executive Vice President —
Finance and Administration
(317) 594-2627
For Immediate Release:
MARSH SUPERMARKETS, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL 2006 RESULTS
Results Include Charges for Long-Lived Asset Impairment, Restructuring,
and Goodwill Impairment of $30.7 million and $43.5 million for the
Fourth Quarter and Year, Respectively
Indianapolis, IN, June 23, 2006
     Marsh Supermarkets, Inc. (NASDAQ: MARSA and MARSB) reports results of operations for the 12 and 52 weeks ended April 1, 2006.
Fourth Quarter Performance
     For the 12-week fourth quarter of fiscal 2006 which ended April 1, 2006, total revenues were $377.5 million as compared to $419.1 million for the 13-week fourth quarter of fiscal 2005. Retail sales in comparable supermarkets and convenience stores for the 2006 quarter were 3.8% below sales for the 2005 quarter. Comparable store merchandise sales, which exclude gasoline sales, decreased 5.6% from sales for the 2005 quarter. The Company excludes gasoline sales from its analysis of comparable store merchandise sales because retail gasoline prices fluctuate widely and frequently, making analytical comparisons difficult (see the included schedule reconciling comparable store sales and comparable store merchandise sales). Continued high levels of competitive promotional activity and competitors’ new store openings continue to adversely affect comparable store sales.

     Net loss for the 2006 quarter was $27.9 million, or $3.53 per diluted share, as compared to a net loss of $1.4 million, or $0.18 per diluted share, for the 2005 quarter. Loss before income taxes for the 2006 quarter was $40.2 million as compared to a loss before income taxes of $2.3 million for the 2005 quarter. The loss before income taxes for the 2006 quarter is primarily attributable to charges recorded in the quarter for long-lived asset impairment, restructuring, and goodwill impairment totaling $30.7 million as discussed below.
     “These financial results reflect continuing competitive pressure, as well as some difficult decisions that significantly impacted the bottom line, but which also should enhance our ability to improve future earnings,” said Don E. Marsh, Chairman and CEO. “Throughout the strategic alternatives review process, the Company has gained significant insights into its business. Although this has been a challenging year, we are proud of what we’ve accomplished in our 75 years. Despite the realities of working in an industry with low margins and high competition, we’ve grown our business while focusing on bringing the best in service and products to our customers.”
     At the quarter end, April 1, 2006, the Company had unused borrowing capacity under its revolving credit facility of $49.3 million, net of $11.2 million of outstanding letters of credit. Unused borrowing capacity increased to $59.6 million as of June 23, 2006.
Long-lived Asset Impairment, Restructuring, and Goodwill Impairment Charges
     During the fourth quarter of fiscal 2006, the Company recorded impairment charges totaling $2.2 million — primarily related to abandoned construction in progress assets and to write down real estate held for sale to fair market value based on recent appraisals. These charges were in addition to the $12.8 million impairment charge previously announced and recorded during the third quarter of fiscal 2006 to reduce the carrying costs of buildings and building improvements, and fixtures and equipment for nine supermarkets and ten convenience stores. Total long-lived asset impairment charges for fiscal 2006 were $15.0 million.
     During the fourth quarter of fiscal 2006, the Company closed two supermarkets, six convenience stores and a restaurant; abandoned its plans to further develop a new prototype restaurant; and recorded other charges related to the abandonment of certain other leased equipment. Total charges related to these actions were $8.4 million and included $5.3 million related to future lease payments on real estate, net of expected future sublease payments; $2.6 million related to future rentals of equipment; and $0.5 million related to contract termination and other costs.
     During the fourth quarter of fiscal 2006, the Company announced a reduction in force of approximately 25 employees at its headquarters, including four officers, and incurred severance and other personnel related costs related to terminating employees at the closed store locations discussed above. The Company recorded a charge for the personnel related costs of $7.0 million related to these reductions in force.

     On May 2, 2006, the Company signed a definitive merger agreement to be acquired by MSH Supermarkets Holding Corp., an affiliate of Sun Capital Partners Group IV, Inc., pursuant to which all of the shares of common stock of the Company would be converted to cash at $11.125 per share, or approximately $88.7 million in total. This event established a fair market price for the Company for accounting purposes and resulted in the impairment of $13.1 million of goodwill in the supermarket and McNamara reporting units in the fourth quarter of fiscal 2006.
     The total long-lived asset impairment, restructuring, and goodwill impairment charges in the fourth quarter of fiscal 2006 and in the fiscal year 2006 are summarized as follows (in millions):

	4th Quarter	Fiscal Year
Long-lived asset impairment	$2.2	$15.0
Closed store and abandonment of assets	8.4	8.4
Reduction in force	7.0	7.0

Total long-lived asset impairment and restructuring charges	17.6	30.4
Goodwill impairment	13.1	13.1

Total pre-tax charges	$30.7	$43.5

2006 Fiscal Year Performance
     Total revenues were $1,744.4 million for the 52-week 2006 fiscal year compared to $1,747.4 million for the 53-week 2005 fiscal year. Retail sales in comparable supermarkets and convenience stores in fiscal 2006 were 0.8% above last year. Comparable store merchandise sales in fiscal 2006, which exclude gasoline, declined 1.7% from last year (see the included schedule reconciling comparable store sales and comparable store merchandise sales). Continued high levels of competitive promotional activity and competitors’ new store openings continue to adversely affect comparable store sales.
     Net loss for fiscal 2006 was $40.2 million, or $5.09 per diluted share, as compared to net income of $4.2 million, or $0.52 per diluted share, last year. Loss before income taxes in fiscal 2006 was $57.9 million, as compared to income before income taxes of $6.5 million last year. The loss before income taxes for the 2006 fiscal year was primarily attributable to charges recorded for long-lived asset impairment, restructuring, and goodwill impairment totaling $43.5 million as discussed above.

About Marsh Supermarkets, Inc.
     Marsh is a leading regional supermarket chain with stores primarily in Indiana and western Ohio, operating 69 Marsh® supermarkets, 38 LoBill® Food stores, 8 O’Malias® Food Markets, 154 Village Pantry® convenience stores, and 2 Arthur’s Fresh Market® stores. The Company also operates Crystal Food Services(sm) which provides upscale catering, cafeteria management, office coffee, coffee roasting, vending and concessions, and Primo Banquet Catering and Conference Centers; Floral Fashions®, McNamara® Florist and Enflora® - Flowers for Business.
Where to Find Additional Information
     The Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and will file with the SEC and mail to its shareholders a definitive proxy statement in connection with the proposed merger with MSH Supermarkets. Investors are urged to carefully read the preliminary proxy statement, the definitive proxy statement, and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the proposed merger. The definitive proxy statement will be mailed to the shareholders of the Company prior to the shareholder meeting. In addition, investors and security holders may obtain free copies of the preliminary proxy statement, and will be able to obtain free copies of the definitive proxy statement, when it becomes available, and other documents filed by the Company with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from the Company’s Web site at www.marsh.net, or copies may be obtained, without charge, by directing a request to Secretary, Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256, (317) 594-2100.
Participants in the Solicitation
     The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is contained in the Company’s proxy statement relating to its 2005 annual meeting of shareholders, which was filed with the SEC on June 23, 2005. Additional information regarding the interests of participants in the solicitation is contained in the preliminary proxy statement on file with the SEC and will be set forth in the definitive proxy statement filed with the SEC in connection with the proposed transaction.

Cautionary Note Regarding Forward-Looking Statements
     This document includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company’s control. The forward-looking statements and the Company’s future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: uncertainty regarding the outcome of the litigation concerning the Company’s obligations under the MSH Supermarkets merger agreement; uncertainty regarding closing of the proposed transaction with MSH Supermarkets and the effect of the unsolicited communications from Cardinal and Drawbridge on the vote of the Company’s shareholders on the MSH Supermarkets merger agreement; the entry of new or remodeled competitive stores into the Company’s market areas; the level of discounting and promotional spending by competitors; the Company’s ability to improve comparable store sales; the level of margins achievable in the Company’s operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require the Company to pay for store merchandise; softness in the local economy; the Company’s ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of the Company’s new and remodeled stores; uncertainties regarding the cost savings of store closings and other restructuring efforts; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company’s ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

MARSH SUPERMARKETS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 1,	April 2,
	2006	2005
Assets
Current assets:
Cash and equivalents	$28,997	$27,364
Accounts receivable, net	18,808	22,153
Inventories	127,970	132,758
Prepaid expenses	5,421	6,619
Assets held for sale	3,957	—
Prepaid income taxes	2,846	841

Total current assets	187,999	189,735
Property and equipment, less allowances for depreciation	298,625	307,816
Other assets	33,347	49,317

Total Assets	$519,971	$546,868

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$68,601	$75,786
Accrued liabilities	70,753	54,941
Current maturities of long-term liabilities	4,626	48,444

Total current liabilities	143,980	179,171

Long-term liabilities:
Long-term debt	189,930	133,268
Capital lease and financing obligations	43,704	27,212
Pension and post-retirement benefits	26,088	52,229
Other long-term liabilities	11,317	—

Total long-term liabilities	271,039	212,709

Deferred items:
Income taxes	—	8,823
Gains from sale/leasebacks	15,173	16,487
Other	4,360	5,363

Total deferred items	19,533	30,673

Shareholders’ Equity:
Common stock, Classes A and B	26,661	26,630
Retained earnings	88,596	130,890
Cost of common stock in treasury	(15,915)	(15,755)
Deferred cost restricted stock	(26)	(137)
Notes receivable stock purchase	(11)	(11)
Accumulated other comprehensive loss	(13,886)	(17,302)

Total shareholders’ equity	85,419	124,315

Total Liabilities and Shareholders’ Equity	$519,971	$546,868

MARSH SUPERMARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
	(12 weeks)	(13 weeks)	(52 weeks)	(53 weeks)
Sales and other revenues	$377,616	$418,387	$1,743,791	$1,743,609
Gains (losses) from sales of property	(99)	663	650	3,827

Total revenues	377,517	419,050	1,744,441	1,747,436
Cost of merchandise sold, including warehousing and transportation, excluding depreciation	267,499	296,482	1,232,366	1,231,840

Gross profit	110,018	122,568	512,075	515,596
Selling, general and administrative	107,108	115,045	478,098	466,179
Depreciation	6,017	6,563	26,418	25,950
Restructuring costs and impairment of long-lived assets	17,648	—	30,423	—
Impairment of goodwill	13,122	—	13,122	—

Operating income (loss)	(33,877)	960	(35,986)	23,467
Interest	5,467	4,751	21,390	19,213
Other non-operating expense (income)	834	(1,453)	484	(2,291)

Income (loss) before income taxes	(40,178)	(2,338)	(57,860)	6,545
Income taxes (benefit)	(12,317)	(905)	(17,625)	2,383

Net income (loss)	$(27,861)	$(1,443)	$(40,235)	$4,162

Earnings (loss) per common share:
Basic	$(3.53)	$(.18)	$(5.09)	$.53
Diluted	$(3.53)	$(.18)	$(5.09)	$.52

Dividends declared per share	$—	$.13	$.26	$.52

MARSH SUPERMARKETS, INC.
RECONCILIATION OF SALES AND OTHER COMPARABLE REVENUES
(In thousands)
(Unaudited)

	April 1, 2006	April 2, 2005
Fiscal Year

Total revenues	$1,744,441	$1,747,436
Less: other revenues, non-comparable sales, gains from sales of property including 53rd week (a)	140,695	155,800

Comparable supermarket and convenience store sales	1,603,746	1,591,636
Less: comparable gasoline sales (b)	179,365	143,120

Comparable supermarket and convenience store merchandise sales (c)	$1,424,381	$1,448,516

4th Quarter

Total revenues	$377,517	$419,050
Less: other revenues, non-comparable sales, gains from sales of property including 13th week (a)	38,129	66,171

Comparable supermarket and convenience store sales	339,388	352,879
Less: comparable gasoline sales (b)	27,377	22,410

Comparable supermarket and convenience store merchandise sales (c)	$312,011	$330,469

(a)	Other revenues and non-comparable sales include sales and revenues of both Crystal Foodservice and McNamara, as well as supermarket and convenience store revenues from video rental, lottery tickets, check cashing fees and other sources.

(b)	The Company excludes gasoline sales from its analysis of comparable store sales because retail gasoline prices fluctuate widely and frequently, making analytical comparisons difficult.

(c)	Comparable stores include stores open at least one full year, replacement stores and format conversions.